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                                                                     EXHIBIT 8.1

                         OPINION OF DYKEMA GOSSETT PLLC

                                  May 21, 1997

Citizens Banking Corporation
One Citizens Banking Center
Flint, Michigan 48502

Gentlemen:

     We have acted as counsel to Citizens Banking Corporation, a Michigan corporation ("Citizens"), in connection with the contemplated merger under the laws of the State of Michigan (the "Merger") of Polaris Acquisition, Inc. ("Merger Sub"), a Michigan corporation and a wholly-owned subsidiary of Citizens, and CB Financial Corporation, a Michigan corporation ("CB Financial") pursuant to an Agreement and Plan of Merger dated January 27, 1997 (the "Merger Agreement") by and among Citizens, Merger Sub and CB Financial. The delivery of an opinion to Citizens on the Effective Time, substantially to the effect and in substantially the form set forth below, is a condition to the Merger pursuant to
Section 6.2(c) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Joint Proxy Statement-Prospectus of Citizens and CB Financial issued with respect to the Merger (the "Joint Proxy Statement-Prospectus").

     In rendering this opinion, we have examined and relied upon (without any independent investigation or review thereof) the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement-Prospectus, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements and representations made by executives of Citizens and CB Financial, as well as other statements, representations and assumptions. Our opinion is conditioned on, among other things, the initial and continuing accuracy of such facts, information, covenants, representations and assumptions.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof. We have assumed that the Merger will be consummated pursuant to applicable state law in accordance with the Merger Agreement and as described in the Joint Proxy Statement-Prospectus. We have also assumed that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

     Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

     1. The Merger will constitute a reorganization within the meaning of
        Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     2. No gain or loss will be recognized by shareholders of CB Financial with respect to shares of common stock of Citizens received in the merger in exchange for shares of common stock of CB Financial, except with respect to cash received in lieu of fractional shares of common stock of Citizens. A shareholder of CB Financial who receives cash proceeds in lieu of a fractional share interest in the
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Citizens Banking Corporation
May 21, 1997
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        common stock of Citizens will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. The gain or loss will constitute capital gain or loss if such shareholder's common stock of CB Financial with respect to which gain or loss is recognized is held as a capital asset at the Effective Time.

     3. The tax basis of the common stock of Citizens received by a shareholder of CB Financial who exchanges his or her common stock of CB Financial for common stock of Citizens will be the same as such shareholder's tax basis in the common stock of CB Financial surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     4. The holding period of common stock of Citizens received by a shareholder of CB Financial will include the period during which the common stock of CB Financial surrendered in exchange therefor was held (provided that such common stock of CB Financial was held by such shareholder of CB Financial as a capital asset at the Effective Time).

     We express no opinion concerning any tax consequences of the merger other than those specifically set forth herein.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusion.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto. We undertake no responsibility to update this letter. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "The Merger -- Certain Federal Income Tax Consequences" and "Legal Opinion" in the Joint Proxy Statement-Prospectus constituting a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

     In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                                          Sincerely,

                                          /s/ DYKEMA GOSSETT PLLC
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                                          DYKEMA GOSSETT PLLC